EXHIBIT 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements (Form F-3 No. 333-203205, Form F-3 No. 333-227129, Form F-3 No. 333-233540, and Form S-8 No. 333-213344) of Ardmore Shipping Corporation and in the related Prospectuses of our report dated February 15, 2019 (except for Note 3 of Ardmore Shipping Corporation’s consolidated financial statements included in its 2018 Annual Report on Form 20-F/A, as to which the date is August 1, 2019) with respect to the consolidated financial statements of Ardmore Shipping Corporation, included in this Annual Report (Form 20-F) for the year ended December 31, 2019.

/s/ Ernst & Young

Dublin, Ireland

April 3, 2020